Exhibit (h)(4)(vii)

AMENDMENT NO. 6

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

AMENDMENT NO. 6 to the Amended And Restated Expense Limitation Agreement (“Amendment No. 6”), dated as of March 13, 2009, between AXA Premier VIP Trust, a Delaware statutory trust (the “Trust”) and AXA Equitable Life Insurance Company, a New York Corporation (“AXA Equitable”).

Effective on May 1, 2009, the Trust and AXA Equitable agree to modify and amend the Amended and Restated Expense Limitation Agreement (the “Initial Agreement”), dated as of June 1, 2002 and as amended by Amendment No. 1 dated as of August 1, 2003, Amendment No. 2 dated as of December 8, 2005, Amendment No. 3 dated as of May 1, 2006, Amendment No. 4 dated as of May 25, 2007, and Amendment No. 5 dated as of December 11, 2008 (together with the Initial Agreement, the “Agreement”), between them as follows:

1.	Removed Portfolios. The following Portfolios shall no longer be subject to the terms of this Agreement: Multimanager Health Care Portfolio; Multimanager International Equity Portfolio; Multimanager Large Cap Core Equity Portfolio; Multimanager Large Cap Growth Portfolio; Multimanager Large Cap Value Portfolio; Multimanager Mid Cap Growth Portfolio; Multimanager Mid Cap Value Portfolio; Multimanager Small Cap Growth Portfolio; Multimanager Small Cap Value Portfolio; and Multimanager Technology Portfolio (together, the “Multimanager Portfolios”).

2.	Schedule A. Schedule A to the Agreement, which sets forth the Portfolios of the Trust, is hereby replaced in its entirety by this Amendment No. 6 to Schedule A attached hereto. Schedule A is being amended to reflect the removal of the Multimanager Portfolios from the terms of this Agreement.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 6 as of the date first above set forth.

AXA PREMIER VIP TRUST		AXA EQUITABLE LIFE INSURANCE COMPANY

By:	/s/ Brian E. Walsh	By:	/s/ Steven M. Joenk
	Brian E. Walsh		Steven M. Joenk
	Chief Financial Officer and Treasurer		Senior Vice President

AMENDMENT NO. 6

SCHEDULE A

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Portfolios of the Trust:

Portfolio	Maximum Annual Operating Expense Limit
	Class A	Class B (including amounts payable pursuant to Rule 12b-1)
Multimanager Core Bond Portfolio	0.75%	1.00%
AXA Aggressive Allocation Portfolio*	1.00%	1.25%
AXA Conservative Allocation Portfolio*	0.75%	1.00%
AXA Conservative-Plus Allocation Portfolio*	0.85%	1.10%
AXA Moderate Allocation Portfolio*	0.90%	1.15%
AXA Moderate-Plus Allocation Portfolio*	0.95%	1.20%
Target 2015 Allocation Portfolio	0.35%	0.60%
Target 2025 Allocation Portfolio	0.35%	0.60%
Target 2035 Allocation Portfolio	0.35%	0.60%
Target 2045 Allocation Portfolio	0.35%	0.60%

*	Includes fees and expenses of underlying investment companies in which the Portfolio invests